UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                (Amendment No. 1)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(A) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                               Register.com, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    75914G101
                                 (CUSIP Number)

                            Mr. James A. Mitarotonda
                         c/o Barington Companies Equity
                                 Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                              New York, N.Y. 10019
                                 (212) 974-5700

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                  May 19, 2004
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D

CUSIP No. 75914G101

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Barington Companies Equity Partners, L.P.
     13-4088890
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    405,179
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           405,179
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     405,179
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.72%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 75914G101

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Barington Companies Offshore Fund, Ltd. (BVI)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    27,456
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           27,456
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     27,456
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.12%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 75914G101

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Starboard Value & Opportunity Fund, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,013,280
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,013,280
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,013,280
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.29%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 75914G101

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Parche, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    437,377
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           437,377
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     437,377
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.85%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

      Introduction. This Amendment No. 1 amends and supplements the Schedule 13D, originally filed on March 22, 2004 (the "Schedule 13D") with the Securities and Exchange Commission by Barington Companies Equity Partners, L.P., Barington Companies Offshore Fund, Ltd. (BVI), Ramius Starboard Value & Opportunity Fund, LLC and Parche, LLC.

            Item 3 of the Schedule 13D, "Source and Amount of Funds or Other Consideration," is amended and supplemented by adding the following:

      On May 19, 2004, Ramius Starboard Value & Opportunity Fund, LLC and Parche, LLC purchased 274,142 shares and 52,218 shares of Common Stock for purchase prices of $1,584,540.76 and $301,820.04, respectively. These purchases were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

            Item 4 of the Schedule 13D, "Purpose of Transaction," is amended and supplemented by adding the following:

      On May 19, 2004, pursuant to the terms of a securities purchase agreement, dated May 13, 2004, Jewelcor Management, Inc. sold 274,142 shares of Common Stock of the Company to Ramius Starboard Value & Opportunity Fund, LLC and 52,218 shares of Common Stock of the Company to Parche, LLC. Each entity purchased shares of Common Stock at a price per share of $5.78.

            Item 5(a) of the Schedule 13D, "Interest in Securities of the Issuer," is deleted in its entirety and replaced with the following:

      (a) As of the date hereof, the Reporting Entities own an aggregate of 1,883,292 shares of Common Stock, representing approximately 7.1% of the outstanding shares of Common Stock based upon the 26,702,862 shares of Common Stock reported by the Company to be issued and outstanding as of May 11, 2004 in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

      As of the date hereof, Starboard Value & Opportunity Fund, LLC beneficially owns an aggregate of 1,013,280 shares of Common Stock, representing approximately 3.14% of the outstanding shares of Common Stock based upon the 23,645,723 shares of Common Stock reported by the Company to be issued and outstanding as of May 4, 2004 in its Form 10-Q filed with the Securities and Exchange Commission on May 7, 2004 (the "Issued and Outstanding Shares").

      As of the date hereof, Parche, LLC beneficially owns an aggregate of 437,377 shares of Common Stock, representing approximately 1.85% of the shares of Common Stock presently outstanding based upon the Issued and Outstanding Shares.

      As of the date hereof, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 405,179 shares of Common Stock, representing approximately 1.71% of the shares of Common Stock presently outstanding based upon the Issued and Outstanding Shares.

      As of the date hereof, Barington Companies Offshore Fund, Ltd. (BVI) beneficially owns an aggregate of 27,456 shares of Common Stock, representing approximately 0.11% of the shares of Common Stock presently outstanding based upon the Issued and Outstanding Shares.

            Item 7 of the Schedule 13D, "Material to be Filed as Exhibits," is amended by adding the following:

      99.1 Securities Purchase Agreement among Jewelcor Management, Inc., Seymour Holtzman, Barington Capital Group, L.P., James A. Mitarotonda and Ramius Securities, LLC dated as of May 13, 2004.

                                   SIGNATURES

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: May 25, 2004


                                   BARINGTON COMPANIES EQUITY PARTNERS, L.P.

                                   By: Barington Companies Investors, LLC, its
                                       general partner

                                   By: /s/ James A. Mitarotonda
                                       ------------------------------------
                                   Name:  James Mitarotonda
                                   Title: Manager


                                   BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI)

                                   By: /s/ James A. Mitarotonda
                                       ------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: Manager


                                   STARBOARD VALUE & OPPORTUNITY FUND, LLC

                                   By: Admiral Advisors, LLC, its managing
                                       member

                                   By: /s/ Jeffrey M. Solomon
                                       ------------------------------------
                                   Name:  Jeffrey M. Solomon
                                   Title: Authorized Signatory


                                   PARCHE, LLC

                                   By: Admiral Advisors, LLC, its managing
                                       member

                                   By: /s/ Jeffrey M. Solomon
                                       ------------------------------------
                                   Name:  Jeffrey M. Solomon
                                   Title: Authorized Signatory